RESTATED CERTIFICATE OF TRUST
FOR
NEUBERGER BERMAN EQUITY FUNDS
(FORMERLY NEUBERGER & BERMAN EQUITY FUNDS)
This Restated Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) and sets forth the following:
1.	The name of the Trust: NEUBERGER BERMAN EQUITY FUNDS
2.	The name under which the Trust was originally formed: Neuberger & Berman Equity Funds
3.	The date of filing of the original certificate of trust: December 29, 1992.
4.	The business address of the registered office of the Trust and of the registered agent of the Trust are:
Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
5.	The Trust is a Delaware statutory trust registered under the Investment Company Act of 1940.
6.
The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust.  Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series.  As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

7.	This Restated Certificate of Trust is effective upon filing.
IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Restated Certificate of Trust of Neuberger Berman Equity Funds this 31st day of March, 2017.
/s/ Robert Conti
Robert Conti, as Trustee and not individually